Exhibit 99.1

NEWS RELEASE
CONTACT:	James M. Gasior, President & CEO (330) 282-4111

Cortland Bancorp Reports Record Quarterly Operating Results;

Earns $3.3 Million for 2Q18

CORTLAND, Ohio – July 25, 2018 — Cortland Bancorp (OTCQB: CLDB), the holding company for Cortland Savings and Banking Company, today reported net income of $3.3 million, or $0.75 per share, for the second quarter of 2018, compared to $1.2 million, or $0.26 per share for the second quarter of 2017. For the first six months ended June 30, 2018, net income was $4.8 million, or $1.10 per share, compared to $2.2 million, or $0.49 per share for the six months of 2017. All results are unaudited.

“Our focus on operating efficiency and expense reduction measures taken throughout 2017, combined with our continued expansion in new markets and continued strong loan growth, are producing the desired results. Even without the increase in non-interest income resulting from a $1.6 million gain on a life insurance contract, quarterly earnings were up 48% year over year,” said James Gasior, President and Chief Executive Officer. “The market expansion has translated into higher revenues, while the expense reduction has resulted in a substantially improved efficiency ratio. When combined with the lower tax rate in 2018, the quarterly Return on Assets improved to 2.00% from .74% a year ago, while the Return on Average Equity increased to 21.77% from 7.98% over the same period.” On a normalized basis, the quarterly Return on Assets and Return on Equity were 1.06% and 11.55%, respectively.

“With this improved performance, in addition to declaring the quarterly dividend which was recently increased to $0.11 per share, the Board also declared a special dividend of $.05 per share. With the intent of increasing shareholder value, the higher dividend level combined with opportunistic share repurchases allow the Company to provide increased returns to shareholders.”

Second Quarter 2018 Highlights (at, or for the period ended June 30, 2018);

•	The efficiency ratio was 54.51% for quarter and 59.01% year-to-date, versus 73.70% and 75.13% for the same periods last year, respectively.

•	Net interest income increased 14% to $5.7 million, compared to $5.0 million for the second quarter a year ago, and increased 2% from $5.6 million on a linked quarter basis. For the first six months of 2018, net interest income was $11.3 million, compared to $10.0 million for the like period in 2017, a 13% increase.

•	Non-interest income for the quarter was $2.6 million, compared to $1.1 million a year ago; and $3.6 million year-to-date 2018 versus $2.0 million in 2017. 2018 was aided by a $1.6 million gain on a life insurance contract.

•	Average total loans grew 13% to $458 million from $407 million for the second quarter a year ago.

•	Average total deposits grew 6% to $557 million from the comparable quarter a year earlier.

•	Nonperforming assets were 1.54% of total assets versus 1.13% a year ago.

•	Cortland Bancorp remained well capitalized with total risk-based capital to risk-weighted assets of 14.30% and tangible equity to tangible assets of 9.33%.

•	A quarterly cash dividend of $0.11 per share will be payable on September 4, 2018 to shareholders of record on August 13, 2018, providing a 1.9% current yield at recent market prices. In addition, the Board declared a special dividend of $.05 per share, also payable on September 4.

Cortland Bancorp Reports Record Quarterly Operating Results;

Earns $3.3 Million for 2Q18

July 25, 2018

Operating Results

Net Interest Income

The 14% increase in net interest income over the second quarter of 2017 was the primarily the result of the 14% loan growth over the same period. Additionally, the rate hikes initiated by the Federal Reserve, one each in December, March and June, has contributed to increase the yield on loans.

Net interest margin was 3.79% compared to 3.56% for the second quarter a year ago and 3.62% for the first quarter of 2018. For the six-month period, margin was 3.68% in 2018 versus 3.54% in 2017.

Non-interest Income

Non-interest income was enhanced in the current quarter by a $1.6 million gain on a life insurance contract. A similar gain occurred in the third quarter of 2017. All other categories of noninterest income were relatively consistent with results from a year ago. Mortgage originations were $13.0 million, generating gains on sale of mortgages of $261,000, versus $15.0 million in originations and $322,000 in gains in the second quarter of 2017. Much of the recent volume has been construction loans, the disbursements for which will occur in coming months.

Operating Expenses

Non-interest expense was $8.9 million compared to $9.3 million for the first half of 2018 and 2017, respectively. “The cost cutting measures taken in 2017 are having a positive effect on 2018 results,” explained Gasior.

“We recently executed a workforce realignment and eliminated or reduced a number of nonessential third party service expenses, as a result of a comprehensive business review to increase operational efficiencies, improve financial performance and strengthen the Company’s value proposition,” added Gasior. “Coupled with the mid-2017 branch consolidation and additional targeted expense reductions in 2018, the Company has made a meaningful improvement in its efficiency ratio.”

The efficiency ratio for the first quarter and year-to-date 2018 excluding the gain on life insurance was 66.83% and 65.76%, respectively, still a substantial improvement compared to 73.70% and 75.13% for the same period a year ago.

“The effective tax rate was 8.9% compared to 19.5% for the second quarter of 2017, reflecting the benefits of the Tax Act and the tax-free treatment of the life insurance gain,” added David Lucido, Chief Financial Officer.

Balance Sheet and Asset Quality

Total assets were $663 million at June 30, 2018, compared to $635 million at June 30, 2017, and $663 million at March 31, 2018.

Total loans increased 14% June to June and 3% on a linked quarter basis. Much of the recent volume was in construction loans for which balances will increase by $20 million over the next two quarters. The loan to deposit ratio has increased to just over 84% from 77% a year ago. “We had a very strong quarter of loan production in the fourth quarter of 2017 which is a springboard for our performance here in the first quarter,” commented Gasior.

Cortland Bancorp Reports Record Quarterly Operating Results;

Earns $3.3 Million for 2Q18

July 25, 2018

The loan portfolio remains diversified and comprise of both retail and business relationships with commercial real estate loans accounting for 64.1%, of which 15.5% were owner-occupied by businesses. Commercial loans accounted for 15.9% while residential 1-4 loans accounted for 13.8%. “Our loan production remains solid, benefiting from the expansion into other Ohio markets,” added Gasior.

Total deposits grew by $26.8 million, or 5%, to $557.8 million at June 30, 2018, from $531.0 million at June 30, 2017. Deposits grew by $3.3 million on a linked quarter basis. Noninterest-bearing deposits accounted for 23.4% of total deposits; while certificates of deposits were 21.3% of the deposit mix. “The Kasasa free checking account program continues to be successful with more than 4,400 accounts now opened. Online account opening was launched allowing customers to open a Rewards Kasasa account on their computer or mobile device,” commented Gasior.

Nonperforming loans were $10.2 million, compared to $5.9 million a year earlier and $9.3 million, at March 31, 2018. Driving the higher balance this year was the restructuring of a $5.4 million relationship in the first quarter which triggered a $1.2 million charge-off relating to the interest rate concession granted. The Company enjoyed provision-free results in four of the past six quarters due to significant loan recoveries. A provision for loan losses of $75,000 was recorded in the current quarter, versus $500,000 last quarter.

Performing restructured loans, that were not included in nonaccrual loans at the end of the second quarter of 2018, were $8.1 million, including the above referenced relationship, compared to $4.2 million a year ago and $8.3 million on a linked quarter basis.

Capital

Cortland Bancorp continues to remain well capitalized under all regulatory measures, with capital ratios exceeding the statutory well-capitalized thresholds by an ample margin. For the quarter ended June 30, 2018, capital ratios were as follows:

Ratio	Cortland Bancorp	Bank	Well-capitalized Minimum
Tier 1 leverage ratio	10.65%	9.43%	5.00%

Tier 1 risk-based capital ratio	13.51%	11.97%	8.00%

Total risk-based capital ratio	14.30%	13.92%	10.00%

About Cortland Bancorp –

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the bank subsidiary, The Cortland Savings and Banking Company conducts business through thirteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Ashtabula, and Summit in Northeastern Ohio and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.

Cortland Bancorp Reports Record Quarterly Operating Results;

Earns $3.3 Million for 2Q18

July 25, 2018

Forward Looking Statement

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Cortland Bancorp or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy, as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Cortland Bancorp Reports Record Quarterly Operating Results;

Earns $3.3 Million for 2Q18

July 25, 2018

SELECTED FINANCIAL DATA

(In thousands of dollars, except for ratios and per share amounts)

Unaudited

	Three Months Ended					Six Months Ended
	June 30, 2018	June 30, 2017	Var %	March 31, 2018	Var %	June 30, 2018	June 30, 2017	Var %
SUMMARY OF OPERATIONS
Interest income	$6,727	$5,805	16%	$6,571	2%	$13,298	$11,501	16%
Interest expense	(1,020)	(783)	30	(979)	4	(1,999)	(1,542)	30

Net interest income	5,707	5,022	14	5,592	2	11,299	9,959	13
Provision for loan losses	(75)	—	—	(500)	(85)	(575)	—	—

NII after loss provision	5,632	5,022	12	5,092	11	10,724	9,959	8
Investment security gains (losses)	(41)	22	(286)	20	(305)	(21)	31	(168)
Non-interest income	2,618	1,110	136	992	164	3,610	2,001	80
Non-interest expense	(4,585)	(4,686)	(2)	(4,326)	6	(8,911)	(9,333)	(5)

Income before tax	3,624	1,468	147	1,778	104	5,402	2,658	103
Federal income tax expense	322	286	13	241	34	563	476	18

Net income	$3,302	$1,182	179%	$1,537	115%	$4,839	$2,182	122%

PER COMMON SHARE DATA
Number of shares outstanding (000s)	4,364	4,433	(2)%	4,410	(1)%	4,364	4,433	(2)%
Earnings per share, basic and diluted	$0.75	$0.26	188	$0.35	114	$1.10	$0.49	124
Dividends per share	0.11	0.08	38	0.11	—	0.22	0.23	(4)
Market value	24.31	18.00	35	23.15	5	24.31	18.00	35
Book value	14.17	13.51	5	13.63	4	14.17	13.51	5
Market value to book value	171.56%	133.23%	29	169.85%	1	171.56%	133.23%	29

BALANCE SHEET DATA
Assets	$662,700	$634,736	4%	$663,138	—%	$662,700	$634,736	4%
Investments securities	144,119	162,677	(11)	141,717	2	144,119	162,677	(11)
Total loans	466,448	409,766	14	451,914	3	466,448	409,766	14
Total deposits	557,823	530,988	5	554,539	1	557,823	530,988	5
Borrowings	33,764	32,758	3	39,217	(14)	33,764	32,758	3
Shareholders’ equity	61,824	59,910	3	60,127	3	61,824	59,910	3

AVERAGE BALANCE SHEET DATA
Average assets	$661,302	$634,701	4%	$676,178	(2)%	$668,699	$633,460	6%
Average total loans	458,334	407,138	13	468,892	(2)	463,582	407,408	14
Average total deposits	557,194	527,510	6	561,283	(1)	559,226	523,804	7
Average shareholders’ equity	60,677	59,227	2	60,665	0	60,693	58,454	4

ASSET QUALITY RATIOS
Net (charge-offs) recoveries	$136	$(25)	(644)%	$(1,194)	(111)%	$(1,058)	$(38)	2,684%
Net (charge-offs) recoveries to average loans	0.12%	(0.02)%	(693)	(1.02)%	(112)	(0.46)%	(0.02)%	2,182
Non-performing loans as a % of loans	2.18	1.44	52	2.05	7	2.18	1.44	52
Non-performing assets as a % of assets	1.54	1.13	36	1.56	(1)	1.54	1.13	36
Allowance for loan losses as a % of total loans	0.88	1.18	(26)	0.86	2	0.88	1.18	(26)
Allowance for loan losses as a % of non-performing loans	40.19	82.06	(51)	41.95	(4)	40.19	82.06	(51)

FINANCIAL RATIOS\STATISTICS
Return on average equity	21.77%	7.98%	173%	10.13%	115%	15.95%	7.47%	113%
Return on average assets	2.00	0.74	168	0.91	120	1.45	0.69	110
Net interest margin	3.74	3.56	6	3.62	5	3.68	3.54	4
Efficiency ratio	54.51	73.70	(26)	64.66	(16)	59.01	75.13	(21)
Average number of employees (FTE)	159	159	—	160	(1)	159	161	(1)

CAPITAL RATIOS
Tier 1 leverage ratio
Company	10.65%	10.50%	1%	10.20%	4%	10.65%	10.50%	1%
Bank	9.43	9.15	3	9.00	5	9.43	9.15	3
Common equity tier 1 ratio
Company	12.56	12.84	(2)	12.39	1	12.56	12.84	(2)
Bank	11.97	12.11	(1)	11.80	1	11.97	12.11	(1)
Tier 1 risk-based capital ratio
Company	13.51	13.88	(3)	13.36	1	13.51	13.88	(3)
Bank	11.97	12.11	(1)	11.80	1	11.97	12.11	(1)
Total risk-based capital ratio
Company	14.30	14.90	(4)	14.12	1	14.30	14.90	(4)
Bank	13.92	14.39	(3)	13.73	1	13.92	14.39	(3)